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                                                                    EXHIBIT 10.5

                          EXCLUSIVE LICENSE AGREEMENT

                  This Agreement, effective as of July 1, 1996, (the Effective
Date), is made by and between Lederle-Praxis Biologicals, a division of American Cyanamid Company, (hereinafter together with its parent company - American Home Products Corporation, a corporation of Delaware, having offices at Five Giralda Farms, Madison, New Jersey, 07940 - referred to as "Cyanamid") and BioDelivery Sciences Inc., a Delaware corporation, having a place of Business at 42 Buckman Drive, Lexington, Massachusetts 02173 (hereinafter referred to as "BDS").

                              W I T N E S S E T H:

                  WHEREAS, BDS has rights to technology relating to cochleates, liposomes and proteoliposomes which will elicit an antigen specific immune response in humans and which are used in the formulation of human vaccines and has rights to patent applications and patents related to said technology; and

                  WHEREAS, Cyanamid wishes to obtain an exclusive license in and to the BDS Technology in the Field as hereinafter defined, and BDS is willing to grant such a license to Cyanamid;

                           NOW, THEREFORE, it is hereby agreed as follows:

1.       Definitions

         1.1 "Affiliate" means any corporation or business entity controlled by, controlling or under common control with Cyanamid. For this purpose, "control" shall mean direct or indirect beneficial ownership of forty percent (40%) or more of the voting stock of, or a forty percent (40%) or greater interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes active control.


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         1.2      "BDS Technology" shall include, without limitation, all
inventions, developments, improvements, or know-how relating to cochleates, liposomes and proteoliposomes, owned, controlled or licensed to BDS prior to the Effective Date of this Agreement, and shall include the patent application and patents listed in Appendix I, and all technical information owned, controlled, or licensed to BDS prior to the Effective Date of this Agreement which relates to cochleates, liposomes and proteoliposomes.

         1.3      "Licensed Patents" shall mean:

                  (a) all patents and patent applications relating to BDS Technology and shall include any patents issuing on any such application and any extensions, reissues, divisions, continuations, continuation-in-part applications or patents of addition and any other form of patent coverage relating to BDS Technology;

                  (b) all patents and patent applications which BDS has or obtains the legal cochleates, liposomes and proteoliposomes filed during Research Support and two years thereafter; and

                  (c) all patents and patent applications directed to any inventions or discoveries made or discovered by BDS during Research Support and two years thereafter.

         1.4      "Licensed Information" shall mean:

                  (a) all know-how and technical information relating to cochleates, liposomes, and proteoliposomes included in BDS Technology;

                  (b) all know-how and technical information, which is not the subject of a patent or patent application relating to cochleates, liposomes and proteoliposomes developed or acquired by BDS during the term of this Agreement and shall include all formulations, uses, clinical data, manufacturing data, biological materials, toxicity data and safety data, and any information, solely to the extent as may be possessed by BDS,


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which may be necessary to obtain governmental approval to utilize such cochleates, liposomes and proteoliposomes in human vaccines; and

                  (c) all know-how and technical information, which is not the subject of a patent or patent application, relating to any inventions or discoveries made or discovered by BDS during Research Support and two years thereafter.

         1.5 "Field" means vaccines designed to induce (not limited to type of immune modulation) an antigen(s) specific immune response in humans; including vaccines to prevent or treat allergies (Type I hypersensitivity reaction), but not including vaccines to treat autoimmunity nor vaccines made from patient specific antigen(s) for patient specific therapy.

         1.6      "Territory" means worldwide.

         1.7 "Net Sales" means the actual gross selling price as billed by Cyanamid for Licensed Products less the following sums actually paid or credited by Cyanamid:

                  (a) trade, quantity or cash discounts or commissions allowed in amounts customary in the trade;

                  (b) any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use and duties imposed on the import of Licensed Products included in such amount;

                  (c) outbound transportation charges prepaid or allowed on the cost of shipping to customers and separately invoiced, if any;

                  (d) credits or allowances, if given or made for Licensed Products, price adjustments, returns, rejections, recalls, or destructions (voluntarily made by or requested or made by an appropriate government agency, subdivision or department) of Licensed Products previously delivered.

                  (e) Insurance premiums paid by Cyanamid to the U.S. Government or an Instrumentality thereof under 42 U.S.C. 300 aa-1 et seq. insuring against liability arising out of Cyanamid's manufacture, use or sale of Licensed Products;

                  (f) Reserves reasonably set aside by Cyanamid on an off-balance sheet basis as a self insurance fund insuring against liability arising out of manufacture, use or sale of Licensed Products.


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Transfer of possession and title of a Licensed Product by Cyanamid to an
Affiliate shall not give rise to a sale; instead such Affiliate having a sublicense or direct license shall pay royalties based upon the disposition of a Licensed Product by such Affiliate.

         1.8 "Licensed Product" or "Licensed Products" means any and all products covered by the Valid Claim of a Licensed Patent or the making, using or selling of which utilize Licensed Information.

         1.9 "Valid Claim" means (a) a claim of an unexpired patent which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision or (b) a claim of a patent application which is either:
(i) the subject of a pending patent interference proceeding or (ii) supported by the disclosure of such application or any prior filed patent application for a cumulative period not exceeding seven years from the earliest date of such supporting disclosure for such claim in any such patent application.

         1.10 "Existing Cyanamid Products" means vaccines sold commercially by Cyanamid or its Affiliates or in human clinical studies supported by Cyanamid, its Affiliates or collaborators as of the Effective Date of this Agreement.

         1.11 "Target Population" means the group, defined by age or other characteristics, intended for the ultimate label indication for a Licensed Product or the group most highly recommended to receive the Licensed Product by authorized health advisory bodies.

         1.12 "Product License Application" means the application submitted to the appropriate regulatory agency (e.g. US FDA) for approval to market a Licensed Product in the United States.

         1.13     "Research Support" shall mean that period which is defined in
Section 4.1


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of this Agreement or any mutually agreed upon extension thereof.

2.       Grant of License

         2.1 BDS grants to Cyanamid an exclusive right and license, with a right to sublicense to Affiliates and others in accordance with the provisions hereof, in the Territory under the Licensed Patent and Licensed Information to make, have made, use, import, sell, have sold and offer to sell Licensed Products in the Field.

         2.2 Notwithstanding the foregoing, BDS reserves the right to conduct preclinical research and clinical studies up to and including Phase II relating to Licensed Products in the Field, on its own or in association with a non-commercial arms-length third party who is not obligated or bound to a commercial third party. BDS acknowledges that the rights reserved herein may not be assigned nor otherwise transferred to any third party.

3.       Consideration

         3.1 Within seven (7) business days of the Effective Date of this License, Cyanamid shall pay an initial non-refundable and non-recoupable royalty of Five Hundred Thousand dollars ($500,000.00) as a one-time payment as consideration for the first year of this License.

         3.2 In consideration of BDS's research assistance to obtain approval for sale of Licensed Products Cyanamid shall also make research payments as follows:

         3.2.1 For the first Licensed Product in the Field formulated as an injectable product which achieves Completion of Phase II human clinical studies in the Target Population, Cyanamid will pay $1 million at the time of such Completion. In addition, for the first Licensed Product in the Field formulated as an injectable product for which Cyanamid submits a Product License Application, Cyanamid will pay $2.5 million at the time of such submission. For purposes of this Section 3, "Completion" shall mean "following administration of product to subjects according to the relevant clinical protocol, the complete collection of all data and the


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appropriate statistical analysis, leading to the conclusion that the product would be suitable for further clinical testing in Phase III efficacy trials."

         3.2.2 For the first Licensed Product in the Field formulated as a non-injectable product which achieves Completion of Phase II human clinical studies in the Target Population, Cyanamid will pay $1 million at the time of such Completion. In addition, for the first Licensed Product in the Field formulated as a non-injectable product for which Cyanamid submits a Product License Application, Cyanamid will pay $2.5 million at the time of such submission.

         3.2.3 For the second Licensed Product in the Field formulated as a non-injectable product, Cyanamid will pay to BDS payments as defined in 3.2.2, unless payments have already been paid for a Licensed Product in the Field formulated as an injectable product. If the second Licensed Product in the Field is formulated as a non-injectable product, payments will not be made for any Licensed Product formulated as an injectable product. In no instance will Cyanamid make payments for more than two (2) Licensed Products.

         3.3 Running Royalty. Cyanamid shall pay a running royalty as follows:

         3.3.1 If the Licensed Product incorporates an Existing Cyanamid Product and is formulated for the same route of delivery as the Existing Cyanamid Product, Cyanamid shall pay a running royalty of 2% of Net Sales only for that annual period during which the following two (2) criteria are met: (1) the Licensed Product is covered by a Valid Claim of a Licensed Patent; and (2) an increase in market share of at least 50% over that held at the time of product introduction, or an increase in market size (based on Net Sales) of 1.5 fold over the market size at the time of product introduction, is achieved. Otherwise, during any annual period in which both criteria of this section are not met, Cyanamid shall pay a running royalty of 1% of Net Sales. Furthermore, Cyanamid shall pay a running royalty of 1% of Net Sales if criterion number (2) herein above is not met within 36 months of introducing the Licensed Product.

         3.3.2 If the Licensed Product does not incorporate an Existing Cyanamid Product,


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or incorporates an Existing Cyanamid Product for a new route of delivery,
Cyanamid shall pay a running royalty of 3% of Net Sales only for that annual period during which the following three (3) criteria are met: (1) the Licensed Product is not covered by a patent owned by Cyanamid or licensed to Cyanamid by a party other than BDS; (2) the Licensed Product is covered by a Valid Claim of a Licensed Patent; and (3) a market share of at least 50% is achieved. Otherwise, during any annual period in which all three criteria of this section are not met, Cyanamid shall pay a running royalty of 2% of Net Sales. Furthermore, Cyanamid shall pay a running royalty of 2% of Net Sales if criterion number (3) herein above is not met within 36 months of introducing the Licensed Product.

         3.3.3 Cyanamid shall make such determinations of market share and market size according to Sections 3.3.1 and 3.3.2 on an annual basis. Such annual determinations will be made within 60 days of the end of the last calendar quarter each year following first commercial sale of a Licensed Product. Cyanamid shall include in the royalty payment made for the fourth calendar quarter any additional payment owed to BDS based on achievement of market share or market size for the full calendar year. Cyanamid shall, simultaneously with the making of any determination under this Section 3.3 with respect to increases in market share or market size, furnish to BDS with copies of relevant information and data utilized by Cyanamid in making such determination.

         3.4      Cyanamid agrees to make quarterly reports to BDS within sixty
(60) days after the end of each calendar quarter during the term of this Agreement following first commercial sale of a Licensed Product and within 60 days after the termination or expiration of the term hereof, setting forth the Net Sales volume of Licensed Products sold by Cyanamid during the period for which the report is rendered, a breakdown by Licensed Product and the computation of the royalty thereon. Simultaneously with the rendering of each report, Cyanamid shall remit to BDS the amount of royalties due as stated in such report. All royalties not paid in such manner


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shall bear interest at the rate of the prime rate as reported in the Wall Street
Journal plus 2% per annum.

                  3.5 All payments due hereunder from time to time shall be paid in United States dollars. For purposes of computing such payments, the Net Sales Value of Product sold in foreign countries for foreign (i.e. non-United States) funds shall first be determined in the foreign funds in which the Licensed Product was sold and then converted to its equivalent in United States Dollars at:

                  (i) the rate applicable to the transfer of funds arising from payments as established by the exchange control authority of the country of which such selling funds are the national currency for the last business day of the accounting period for which payment is thus made; or

                  (ii) if there is no applicable rate so established, then the selling rate for such last business day for such currency as published by Morgan Guaranty Trust Company; or

                  (iii) if there is no rate so published, then the buying rate for such foreign funds on the last business day of the accounting period for such currency as published by the Wall Street Journal.

                           Notwithstanding the foregoing, if by reason of any restrictive exchange laws on regulations, Cyanamid shall be unable to convert to U.S. Dollars the amount, determined as above provided, equivalent to the amount due by Cyanamid hereunder, then Cyanamid shall notify BDS promptly with an explanation of the circumstances. In such event, all such payments, or the balance thereof due hereunder and not paid in foreign currency as hereinafter provided, shall be made in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted to permit Cyanamid to convert the above-mentioned amount of U.S. Dollars, of which lifting Cyanamid shall promptly notify BDS. At its option, BDS shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, Cyanamid if legally permitted under the then existing laws or regulations shall pay or cause to be paid


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amounts due (or such portions thereof as are specified by BDS) in the currency of any other country designated by BDS and legally available to Cyanamid.

         3.6 Any and all taxes levied on account of payments from a country in which provision is made in the law or by regulation for withholding will be deducted from such royalty paid BDS hereunder and proof of payment of such taxes shall be secured and sent to BDS. The parties agree to cooperate in all respects necessary to take advantage of the benefits of any applicable tax treaty.

         3.7 In any country where the rate of royalty provided for herein is limited by law, the royalty payment will be made to BDS at the highest rate permitted by law in that country for licenses of the type herein granted, provided that such rate is equal to or less than the rate specified in this Agreement. Such payment of royalties shall otherwise be subject to all of the terms and conditions of this Agreement.

4.       Research Support Payments and Obligations

         4.1 During the initial five years of this Agreement, Cyanamid shall support BDS research by making the following research payments:

         4.1.1 In year 1, Cyanamid shall make research payments totaling 2.4 million dollars. The first payment shall be of 1.5 million dollars ($1,500,000.00) and shall be made within seven (7) business days of execution of this Agreement. The next payment shall be due six months thereafter and shall be of four hundred and fifty thousand dollars ($450,000.00). The final payment shall be due three months thereafter and shall be of four hundred and fifty thousand dollars ($450,000.00).

         4.1.2 In years 2 to 5, research payments shall be made on a quarterly basis in four (4) equal payments at the beginning of each quarter and shall total 1.8 million for year 2 and shall total 1.3 million per year for years 3 to 5. After year 5, no further research payments shall be made.


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         4.2      Any invention, discoveries, or improvements made or discovered by BDS during the five years of Research Support and two years thereafter shall be considered to be or included within the Licensed Information, if not the subject of a patent or patent application, or within the Licensed Patents, if made the subject of a patent or application therefor.

         4.3 BDS shall, during the time of Research Support and two years thereafter, provide Cyanamid with semiannual written reports summarizing the progress of BDS research.

         4.4 BDS will commence transfer of technology in the Field upon request by Cyanamid. Such transfer shall include sufficient demonstrations and written explanation so as to enable appropriately trained individuals of Cyanamid to utilize the BDS Technology, Licensed Patents and Licensed Information. BDS shall continue such transfer as set forth herein during the five (5) years, and two (2) additional years thereafter, of the Research Support.

         4.5 Cyanamid's obligation to make research payments shall cease upon either of the following:

                  (a) BDS fails to conduct active research relating to cochleates, liposomes, or proteoliposomes on a continuing basis; or

                  (b) the assets of BDS are voluntarily or involuntarily placed under the control of a bankruptcy court.

5.       Reversion Rights

                  If BDS does work on its own or in association with a noncommercial, arms-length third party and achieves successful completion of Phase II Human clinical studies in the Target Population in the Field wherein there is not an Existing Cyanamid Product and Cyanamid does not have ongoing research or development program, it may


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ascertain Cyanamid's interest in funding further development towards product commercialization by providing written notice thereof to Cyanamid. If Cyanamid does not agree in writing, within 180 days after the date of such notice, to undertake commercial development, Cyanamid will grant coexclusive rights to BDS for such specific purpose (at terms, including consideration, to be defined) within 30 days after the expiration of such 180 day period. If Cyanamid elects to undertake further commercial development, Cyanamid will reimburse BDS for its total cost incurred to bring it to such point of clinical development, less any funds used by BDS from the Research Support funding applied to these efforts.

6.       Records

         6.1 Cyanamid agrees to keep, and to contractually obligate its sublicensees to keep, such detailed books and records as shall be necessary to determine the royalties payable hereunder for a period of two (2) years from the date such royalties are due. Once a year and at BDS's expense, Cyanamid will, at the request of BDS, permit an independent public accountant selected by BDS and to whom Cyanamid (and, as applicable, its sublicensee(s)) shall have no reasonable objection, to have access to and to examine, under a confidentiality agreement reasonably acceptable to Cyanamid and during ordinary business hours, such records as may be necessary to verify or determine royalties paid or payable under this Agreement. In the event that such audit reveals an underpayment of royalty by more than five percent (5%), the cost of the audit shall be paid by Cyanamid. If the underpayment is less than five percent (5%), the cost of the audit shall be paid by BDS. If any underpayment of royalties is revealed, Cyanamid will reimburse BDS for the difference plus interest at the prime rate as reported in the Wall Street Journal plus 2%. The accountant shall not disclose to BDS any other Information pertaining to Cyanamid's or its sublicensees' business.


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7.       Representation and Warranties

         7.1      BDS covenants, represents and warrants that:

                  (a) it is the exclusive owner or exclusive licensee (with the right to sublicense as provided hereunder) of all rights in and to all the Licensed Patents and Licensed Information;

                  (b) BDS has no knowledge of any facts which would adversely affect Cyanamid's ability to enjoy from a legal and contractual perspective the licenses granted hereunder, including any patents of others which would be infringed by the manufacture, use or sale of Licensed Products;

                  (c) except for any entity which has granted a license to any of the Licensed Patents or Licensed Information to BDS on an exclusive basis with the right to sublicense the same as provided herein, there is no other person, firm, corporation or other entity having any right, title or interest in, or any license to any or all of the Licensed Patents and Licensed Information;

                  (d) except for any entity which has granted a license to any of the Licensed Patents or Licensed Information to BDS on an exclusive basis with the right to sublicense the same as provided herein, there are no outstanding options, licenses or agreements of any kind relating to the manufacture, use or sale of any of the Licensed Products;

                  (e) BDS has full power to grant the rights, licenses and privileges herein granted;

                  (f) there is no finders fee, commission or the like in connection with this Agreement or the subject matter hereof; and

                  (g) that the total cost to BDS of filing, prosecution and maintenance of all Licensed Patents from January 1, 1996 to the Effective Date of this


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                  Agreement does not exceed $70,000.

         7.2 BDS further warrants and represents that, during the term of this Agreement, BDS shall be able to grant the rights set forth herein to Cyanamid; and therefore BDS shall not convey to another any ownership interest in any modification or improvement of the Licensed Product, Licensed Patents or Licensed Information in the Field.

         7.3 Except for the express warranties and representations set forth in Sections 7.1 and 7.2, all license and other rights granted pursuant to this Agreement by BDS to Cyanamid are made without any warranties or representations, express or implied, of any kind or nature, including, without limitation, any WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY EXCLUDED.

         7.4 BDS hereby agrees to defend and indemnify Cyanamid and save Cyanamid its Affiliates and its sublicensees harmless from any claim, loss, liability, proceeding, suit, judgment or expense (including, without limitation, reasonable attorneys' fees and disbursements) in connection with, arising out of or relating to a breach of BDS's representations and warranties set forth in this Section 7.

         7.5 Each party hereby warrants that the execution, delivery and performance of this Agreement has been duly approved and authorized by all necessary corporate actions; does not require any shareholder approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; does not contravene any law, regulation, rules or order binding on either Party, and does not contravene the provisions of or constitute a default under any indenture, mortgage contract or other agreement or instrument to which either party is a signatory.

8.       Term and Termination

         8.1 The term of this Agreement shall commence on the Effective Date and shall expire on: (a) five years from the date of first commercial sale of a Licensed Product; or (b) the


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date of expiration of the last Licensed Patent having a Valid Claim covering any
Licensed Product, whichever is later. Upon expiration of this Agreement, Cyanamid's rights and license hereunder shall be and become fully paid-up and irrevocable.

         8.2 The license herein granted to Cyanamid may be terminated in whole or in part at any time and for any reason by Cyanamid, subject to and in accordance with the following:

                  8.2.1 Such termination shall be effected by written notice to BDS in accordance with this section 8.2.

                  8.2.2 If notice of termination is received by BDS prior to thirty (30) months after the Effective Date, (a) Cyanamid shall continue to make the research payments required under
                  Section 4 hereof until the passage of thirty-six (36) months after the Effective Date (such that the total amount of research support payments, inclusive of all such payments made prior to any notice of termination, will, in the aggregate, be
                  5.5 million dollars), and (b) all other provisions of this Agreement, except those which by their terms survive a termination, shall terminate ninety (90) days after the receipt of such notice by BDS.

                  8.2.3 If notice of termination is received by BDS more than thirty (30) but less than thirty-six (36) months after the Effective Date, (a) Cyanamid shall continue to make the research payments required under Section 4 hereof until the passage of thirty-nine (39) months after the Effective Date (such that the total amount of research support payments, inclusive of all such payments made prior to any notice of termination, will, in the aggregate, be 5.825 million dollars), and (b) all other provisions of this Agreement, except those which by their terms survive a termination, shall terminate ninety (90) days after the receipt of such notice by BDS.


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                  8.2.4 Cyanamid shall have the right to terminate this
                  Agreement by no less than ninety (90) days prior written notice to BDS at any time after the passage of thirty-six (36) months from the Effective Date. In such event, all the provisions of this Agreement (including, without limitation, Section 4 hereof), except those which by their terms survive a termination, shall terminate ninety (90) days after the receipt of such notice by BDS.

                  8.2.5 Any expiration or termination of this Agreement shall not operate to relieve Cyanamid from its liability for payment of royalties due or accrued as of the date of such expiration or termination.

                  8.2.6 A termination in part by Cyanamid shall only mean that Cyanamid terminates its right to a portion or portions of the Field or the Territory. Cyanamid can effect a partial termination from time to time by at least ninety (90) days prior written notice to BDS. No partial termination shall affect or terminate, in whole or in part, any other provisions of this Agreement, including, without limitation, Section 4 hereof.

         8.3 If Cyanamid shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report or shall otherwise breach this Agreement or any provision thereof, and shall fail to remedy such default or correct such false report within thirty (30) days after written notice thereof by BDS, BDS may at its option terminate this Agreement and the rights and license granted hereunder, by notice in writing to Cyanamid to such effect, but such acts shall not prejudice the right of BDS to recover any royalties or other sums due or accrued at the time of such termination.

9.       Confidentiality

         9.1 The parties expressly acknowledge that during the term of this Agreement they shall be furnished with portions of each other's confidential information and tangible


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biological materials and agree to use the same only for the proper performance of this Agreement, to keep the confidential information received secret and confidential and physically secure and not at any time to disclose or permit to be disclosed the confidential information to any third party without the written consent of the other party. All information and data developed by BDS during the period of research support shall be considered confidential information under this Agreement. Each party shall ensure that all employees shall be subject to equivalent obligations of confidence as the party and each party shall take all reasonable steps to ensure that any such employees having access to any of the confidential information are made aware of the obligations of confidence attached thereto. The obligations of confidence of this Section 9 shall not extend to any information which:

                  (a) is known to BDS or Cyanamid as the case may be other than pursuant to an obligation of confidentiality prior to its receipt from the other and evidence of this fact is furnished to the party supplying the information within 30 days of the request for such evidence;

                  (b) is or shall become generally available to the public otherwise than by reason of a breach of the provisions of this
                  Section 9 by BDS or Cyanamid; or

                  (c) is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligations to the furnishing party in respect thereof; or

                  (d) is necessary to disclose to the extent necessary to conduct clinical studies and to develop products, to secure registration thereof and secure patent protection therefor, to the extent permitted in this Agreement.

         The obligations of both parties under this Section 9 shall survive for a period of five (5)


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years from the expiration or termination of this Agreement for whatever reason.

         9.2 Cyanamid may disclose confidential information hereunder to any governmental agency for the purpose of obtaining licensure of the Licensed Product. Cyanamid may also disclose confidential information hereunder pursuant to a written confidentiality agreement to any entity for the purposes of conducting clinical trials to establish safety or efficacy of any Licensed Product.

         9.3 Cyanamid may disclose Confidential Information hereunder pursuant to a written confidentiality agreement to a Consultant for the purpose of evaluating such information.

         9.4 Cyanamid may disclose Confidential Information hereunder to secure patent protection for new Cyanamid inventions.

         9.5 Each party agrees that it shall not divulge or make any other public statements with respect to the existence of or the terms or provisions of this Agreement or the relationship of the parties, without the prior written consent of the other party.

         9.6 Cyanamid shall have the right to control all of its own publicity, and publication of all data, findings and Information related to any Licensed Products without the approval of BDS; provided, however, that, subject to Section 9.5, all such publicity, publications and Information incorporating BDS's name, in whole or in part, including use of BDS's name in connection with the Licensed Product, shall be submitted to BDS for prior review and approval. BDS will provide Cyanamid with its endorsement of the Licensed Products upon reasonable request.

10.      Trademark

         10.1 Cyanamid, as it deems appropriate, shall originate, select and apply to register one or more trademarks under which Licensed Products shall be sold and distributed by Cyanamid or its sublicensees. Such trademarks shall be the exclusive property of Cyanamid or its designees, which shall be solely responsible for all prosecution, defense, maintenance and costs relating to same. All decisions relative to such trademarks shall be made by Cyanamid. BDS shall provide such consents as are desired to obtain any trademark registrations in the name of Cyanamid. BDS shall not use, or assert any claim in, any of such trademarks or any trademark confusingly similar to any of such trademarks. Cyanamid shall not use the BDS name, any trademarks of BDS or any trademark confusingly similar thereto.

         11.      Patents

                  11. 1    BDS shall be responsible for the prosecution and
maintenance of all Licensed Patents during the term of this Agreement. Each party shall pay fifty percent (50%) of the fees, costs and disbursements incurred in connection therewith. BDS shall furnish Cyanamid with copies of all bills therefor. In addition, Cyanamid shall, upon execution of this License Agreement, pay fifty percent (50%) of any such amounts paid by BDS from January 1, 1996 to the Effective Date of this Agreement upon the presentation by BDS of copies of the bills therefor. BDS shall provide Cyanamid with copies of all patent applications, prosecution documents, grants and maintenance of the Licensed Patents. In the event BDS decides to abandon any Licensed Patent, BDS shall first offer to assign such Licensed Patent to Cyanamid before any abandonment thereof. Cyanamid, at its sole discretion, may elect to accept the assignment and pay assignment costs and all further amounts for such Licensed Patent. In any event, after a Licensed Patent is offered to be assigned by BDS to Cyanamid, all rights hereunder shall be and become fully paid up and irrevocable to Cyanamid for such Licensed Patent.

                  11.2 Each party agrees to promptly notify the other party upon notice to it of any industrial or intellectual property right(s) of any third party which may be infringed upon by a Licensed Product. At Cyanamid's request, BDS shall provide reasonable cooperation to Cyanamid in obtaining a license under any patents held by a third party which would be infringed by the manufacture, use or sale of the Licensed Product marketed or to be marketed under this Agreement, and BDS shall reasonably cooperate in the defense of any suit for infringement brought by a third party against Cyanamid or its sublicensee as a result of the manufacture, use or sale of the Licensed Product. Cyanamid shall have the right, with respect to each Licensed Product, to reduce its corresponding royalty payments under this Agreement up to a maximum of thirty-five percent (35%) during a calendar quarter, by (1) the amount of any royalty or payment made during such calendar quarter for obtaining from such third party a license under any patent rights required for the manufacture, use or sale of each such Licensed Product, and (2) the out of pocket expense of defending against the patents of such third party for each such Licensed Product.

                  11.3 In the event of any third party infringement of any Licensed Patents, the party having knowledge thereof shall promptly notify the other party of such infringement. Cyanamid shall have the right at its sole discretion to file suit against and prosecute such infringement. In the event Cyanamid prosecutes for infringement and obtains a monetary recovery, Cyanamid shall have the right to deduct from any such recovery an amount equal to the actual expenses reasonable in nature and incurred by Cyanamid in connection therewith. The amount of such recovery that exceeds the expenses shall be referred to as the Net Recovery. The parties shall then determine the Net Sales represented by such Net Recovery and Cyanamid shall pay BDS from such Net Recovery an amount equal to the running royalty BDS would have received under this Agreement had such determined amount of Net Sales actually been Net Sales under this Agreement. However, if it is not practical for the parties to make such determination of Net Sales, they shall mutually agree upon another method for BDS to receive a share of such Net Recovery, it being the intent of the parties that BDS's share should be consistent with that BDS would have received under such determination approach. In the event Cyanamid does not commit to prosecute such infringement within sixty (60) days after it acquired knowledge thereof, then BDS shall have the right to bring suit against any such infringer at its sole cost and expense and in such event shall be entitled to retain all proceeds and benefits realized by it from bringing said lawsuit.

         12.      Assignment

                  12.1 This Agreement shall not be assignable or otherwise transferable by BDS without the prior written consent of Cyanamid, which consent shall not be unreasonably withheld. This Agreement shall be assignable by Cyanamid to any Affiliate of Cyanamid or to any successor, by way of merger, consolidation, acquisition or otherwise of all or substantially all of the business and/or assets of Cyanamid to which this Agreement relates, provided that such transferee shall expressly assume all of the obligations and liabilities Cyanamid under this Agreement. Except as provided by the foregoing in this Section 12.1, this Agreement shall be non-transferable by Cyanamid without the prior written consent of BDS, such consent not to be unreasonably withheld.

                  12.2 Any sublicense entered into by Cyanamid hereunder shall be provided to BDS within ten (10) days after the execution thereof. All such sublicenses shall contain non-financial terms and conditions consistent with those contained in this Agreement, including, without limitation, the same obligations with respect to the protection of confidential information of BDS and the making of reports. The term of any such sublicenses shall automatically terminate upon the termination of this Agreement. BDS's share of amounts paid to Cyanamid as a result of any sublicenses shall be determined as follows:

                           12.2.1 BDS shall receive from Cyanamid the running royalties specified in this Agreement on all Net Sales of any sublicensee.

                           12.2.2 In the event Cyanamid receives amounts other than running royalties from a sublicensee, with the exception of a sublicense between Cyanamid and an Affiliate, such as a license issue fee or other fixed payments (but excluding reimbursements, such as for patent expenses), and limited, with respect to milestone payments, to one Licensed Product per sublicense, the following schedule shall be applicable:

                           12.2.2.1 If only the BDS Technology or a portion thereof is covered by the sublicense, BDS shall receive the following percentages of such amounts:

                           Year After Effective Date               Percentage
                           -------------------------               ----------
                                    1                                 50
                                    2                                 45
                                    3                                 40
                                    4                                 35
                                    5                                 30
                                    6 and thereafter                  25

                           12.2.2.2 If the sublicense includes Cyanamid technology together with the BDS Technology or a portion thereof, BDS shall receive the following percentage of such amounts:

                           Year After Effective Date               Percentage
                           -------------------------               ----------
                                    1                                  25
                                    2                                  22.5
                                    3                                  20
                                    4                                  17.5
                                    5                                  15
                                    6 and thereafter                   12.5

                  12.3. Cyanamid shall have the right to request, such request not to be unreasonably withheld, that BDS grant a direct license to a Cyanamid Affiliate at non-financial terms and conditions consistent with those contained in this Agreement. With respect to financial obligations, a Cyanamid Affiliate having such direct license shall make payments only for running royalties on Net Sales.

         13.      Force Majeure

                  13.1 Neither party shall be liable for delay in performance or non-performance caused by circumstances beyond the reasonable control of the party affected, including, but not limited to, acts of God, fires, floods, acts of war or violence, labor disputes or shortages, plant shutdown, governmental actions, or inability to obtain material, equipment or transportation.

         14.      Governing Law

                  14.1 This Agreement shall be deemed to have been made and executed in the State of New Jersey and its form, execution, validity and construction shall be determined in accordance with the law of that State, without giving any effect to any conflict of laws provisions.

         15.      Modifications

                  15.1 This Agreement comprises the entire understanding of the parties, superseding any and all prior agreements, written or oral, between the parties, with respect to the subject matter hereof, and each party agrees, upon request of the other, to execute and deliver such documents and take such actions as may be reasonably requested in order to carry out the intent and purposes of this Agreement. No amendment to or modification of this Agreement shall be valid or binding upon a party hereto unless signed by a duly authorized signatory of the party claimed to be bound thereby.

                  15.2 The Parties agree that subsequent to the execution of this Agreement and no later than ninety (90) days thereafter, two (2) separate agreements (herein referred to as "New Agreement(s)") will be executed to substitute for this Agreement. One New Agreement will provide the rights and obligations of the Parties for the territory of the United States of America and the other New Agreement will provide the rights and obligations of the Parties for the rest of the world. The economic considerations owed to BDS from Cyanamid including royalty fee, Research Support and all other fees will be distributed as agreed in the two (2) New Agreements, but in no event will the total amount or timing of such payments be changed. The New Agreements in sum will represent that which is contained in this Agreement.

         16.      Relationship

                  16.1 This Agreement does not constitute and shall not be construed as constituting a partnership, agency, joint venture or employer-employee relationship between BDS and Cyanamid. The parties hereto are independent contractors. Neither party shall have the right to obligate or bind the other party in any manner whatsoever, except as expressly provided herein, and nothing therein contained shall give, or is intended to give, any rights of any kind to any third persons.

         17.      Notices

                  17.1 Any notice required or permitted under this Agreement shall be deemed to have been sufficiently provided and effectively made as of the delivery date if hand-delivered, or as of the date received if mailed by registered or certified mail, postage-prepaid, or if by telecopy or overnight airmail courier the business day the sender has written confirmation such telecopy or overnight package was received, and addressed to the receiving party at its respective address as follows:

         If to Cyanamid:

         Lederle-Praxis Biologicals
         Division of American Cyanamid Company
         c/o Wyeth-Lederle Vaccines and Pediatrics
         280 King of Prussia Road
         Radnor, Pennsylvania 19087
         Attn: President
         with a copy to:

         American Home Products Corporation
         5 Giralda Farms
         Madison, New Jersey 07940
         Attn: Associate General Counsel, Patents and Trademarks

         If to BDS:

         BioDelivery Sciences, Inc.
         42 Buckman Drive
         Lexington, Massachusetts 02173
         Attn.: Dr. Irving Berstein


         18.      No Waiver

                  18.1 The waiver of any breach of this Agreement by either party hereto shall in no event constitute a waiver as to any future breach, whether similar or dissimilar in nature.

         19.      Partial Invalidity

                  19.1 Invalidity of any part of this Agreement under applicable governing law shall not invalidate any other part or parts hereof which are otherwise valid under applicable government law. In the event that any provision(s), term(s) and/or condition(s) herein are determined to be invalid or partially invalid under applicable governing law, the parties shall thereupon negotiate in good faith to amend this Agreement so as to comply with applicable government law. Cyanamid shall exercise all license rights granted hereunder in full compliance with all applicable laws and regulations.

         20.      Indemnity

                  Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Licensed Products. Cyanamid shall defend, indemnify and hold harmless BDS, and each of its employees, officers, stockholders, directors and agents and each of them (the "Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or proceedings filed or otherwise instituted against the Indemnified Parties by any third party related directly or indirectly to or arising out of the design, manufacture, sale or use of the Licensed Products or any other embodiment of BDS Technology by Cyanamid or sublicensees, provided that such indemnification shall not be applicable in the event such claims, causes of action, lawsuits other proceedings arise substantially or entirely from the breach of any representation or warranty by BDS or the gross negligence or willful misconduct of an Indemnified Party. Cyanamid will also assume responsibility for all costs and expenses related to such claims and lawsuits for which it is obligated to indemnify the Indemnified Parties pursuant to this Section 20, including but not limited to, the payment of all attorney's fees and costs of litigation or other defense. BDS shall promptly notify Cyanamid of any such claim or action which is to be indemnified and Cyanamid shall control the defense, settlement or compromise thereof.

21.      Publication

         21.1 BDS may not disclose to the public through written or oral publication (including manuscripts, abstracts and oral presentations) any material related to Licensed Information in the Field without the prior written approval of Cyanamid, which grant shall not be unreasonably withheld or delayed. BDS shall furnish Cyanamid with a copy of any proposed written or oral presentation sixty (60) days prior to submission for publication, and Cyanamid shall respond thereto within thirty (30) days of receipt.

         IN WITNESS WHEREOF, the parties have acknowledged their consent to this Agreement by executing it as of the day and year above written.


BioDelivery Sciences, Inc.                   Lederle-Praxis Biologicals Division
                                             American Cyanamid Company

By:   IRVING A. BERSTEIN                     By:  ROBERT ESSNER
   ------------------------                     --------------------------------
    CHAIRMAN

Name: IRVING A. BERSTEIN                     Name:  ROBERT ESSNER
     ----------------------                       ------------------------------

Date: JUNE 22, 1996                          Date:   JUNE 27, 1996
     ----------------------                      -------------------------------

                                   APPENDIX I

                     (LISTING OF PATENTS AND APPLICATIONS)


1.       Patent #4,663,161
         LIPOSOME METHODS AND COMPOSITIONS
         Issued May 5, 1987

2.       U.S. Patent #4,871,488
         RECONSTITUTING VIRAL GLYCOPROTEINS INTO LARGE PHOSPHOLIPID VESICLES Issued October 3, 1989

3.       U.S. APPLICATION SERIAL #08/130,986
         PROTEIN- OR PEPTIDE-COCHLEATE VACCINES AND METHODS OF IMMUNIZING USING THE SAME
         FILED October 4, 1993

4.       PCT/US94/10913
         PROTEIN- OR PEPTIDE-COCHLEATE VACCINES AND METHODS OF IMMUNIZING USING THE SAME
         FILED September 30, 1994
         Based on, and identical to, U.S. Serial No. 08/130,986, filed on October 4, 1993.

5.       U.S. APPLICATION SERIAL #08/394,986
         A CIP of the above-identified application entitled "STABILIZING AND DELIVERY MEANS OF BIOLOGICAL MOLECULES".
         FILED February 22, 1995

6.       PCT/US96/01704
         STABILIZING AND DELIVERY MEANS OF BIOLOGICAL MOLECULES.
         FILED: February 22, 1996
         Based on, and identical to, U.S. Serial No. 08/394,986 filed on February 22, 1995.

7.       U.S. APPLICATION SERIAL #08/629,923
         A continuation of U.S. application #08/130/986